CENTROID CONSOLIDATED MINES CO. ANNOUNCES LETTER OF INTENT TO ACQUIRE LASERSHIELD SYSTEMS, INC.

Salt Lake City, Utah - March 30, 2004- Centroid Consolidated Mines Co. ("Centroid" or the "Company") (OTCBB: CCMC) announced the execution of a Letter of Intent to acquire LaserShield Systems, Inc. ("LaserShield"). Terms of the Letter of Intent obligate Centroid to cancel 1,000,000 shares of "unregistered" and "restricted" pre-split common voting stock of Centroid and exchange 9,424,795 shares of Centroid's common stock with the stockholders of LaserShield.

As part of the definitive agreement, and prior to closing, Centroid shall have completed a forward split of its outstanding securities of approximately
2.8 shares for every one share outstanding.

LaserShield Systems, Inc., is an innovative service and hardware provider of proprietary security solutions to the mass market. The business model is based upon recurring revenue through monthly subscribers and profit margins from their consumer electronic sales. LaserShield offers products designed for high volume distribution through custom branded applications through mass-market retail, television marketing partners, private distributors, cable operators, and telecommunications companies. The company has now emerged from five years of development of its product line, proprietary backbone and global data management system, created specifically to accommodate its distribution channels and niche specific subscriber base. Starter security systems retail at $199.95 with a monthly service fee of $14.95-$19.95 per month for 24/7 alarm monitoring. Additional room sensors covering up to 1100 sq. feet can be purchased for $59.95 each and learned wirelessly into the system in less than 60 seconds.

LaserShield Systems, Inc., has completed a 32-city beta test, focus group studies, FCC certification, manufacturing, and a successful test market to examine consumer acceptance through CompUSA in Southern California. The company is currently servicing early adopting subscribers and is beginning to expand distribution through a variety of channels. LaserShield has worked for over 2 years with Rapid Response Monitoring to develop a unique and scalable infrastructure to support subscriber growth. Rapid Response is a strategic partner of LaserShield, and owned by Russell MacDonnell, former CEO of Security Link and founder/CEO of AlarmGuard. www.lasershield.net.

Closing of the definitive agreement is subject to certain requirements including completion of final documentation, due diligence and other customary pre-closing conditions. There is no assurance this transaction will be completed.

This Press Release does not constitute an offer of any securities for sale.

***
This press release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, other applicable regulations and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact: Jason Kershaw, President, Centroid Consolidated Mines Co.
Telephone:  (801) 278-9424